Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated December 14, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PP34

Principal Amount (in Specified Currency): $10,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: December 14, 2007

Original Issue Date: December 21, 2007

Stated Maturity Date: December 21, 2010

Interest Rate: 4.600% per annum

Interest Payment Dates: Semi-annually on each June 21 and December 21, commencing June 21, 2008

Net Proceeds to Issuer: 100.0%

Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.

Agent: Bear, Stearns & Co. Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.

Redemption Dates: June 21, 2008 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount:	 No

Yield to Maturity:

Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $100,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated